Exhibit 11.1

CODE OF CONDUCT AND ETHICS POLICY

Code of Conduct
Pure Nickel Inc. is committed to increasing its value to employees, shareholders, the communities in which it does business and other key stakeholders through its strategic investments in Canada and the United States. Pure Nickel employees fulfill this commitment while upholding the highest level of ethical conduct and meeting responsibilities as good corporate citizens. All employees are responsible for complying with the Code of Conduct and its related policies. Independent third parties, such as consultants, agents or independent contractors retained to do work or represent Pure Nickel’s interests may also be asked to acknowledge the Code of Conduct and corporate policies applicable to their work.

Therefore, every Pure Nickel employee and consultant is required to sign a statement that they agree to abide by the Code of Conduct and Ethics Policy. In addition, all senior management and staff involved in financial reporting and disclosures must sign a separate Financial Management Code of Conduct.

Respect in the workplace
Pure Nickel recognizes a shared responsibility on behalf of all employees to exercise the basic principles of respect and dignity in all working relationships. Pure Nickel enforces a policy of zero tolerance for demeaning, offensive, harassing or discriminatory behaviour. Pure Nickel practices the principle of equal employment opportunity without regard to race, religion, national origin, gender, age, physical disability or political affiliation. All employees are responsible for ensuring there is a safe and secure working environment.

Conflicts of interest and fair dealings
Pure Nickel employees must ensure that no conflict exists between their personal interests and those of the company. Pure Nickel employees are committed to conducting their business affairs in the company’s best interests by dealing with customers, suppliers, contractors, competitors, existing and potential business partners and other Pure Nickel employees in a manner that avoids real, perceived or potential conflicts of interest.

Ethical conduct
Pure Nickel and its employees act honestly and with integrity in all business relationships with competitors, potential business partners, suppliers, customers and government officials. Pure Nickel and its employees exercise good business judgment in extending business courtesies and may never accept or offer bribes, favours or kickbacks for the purpose of securing business transactions. Pure Nickel and its employees ensure that all payments are necessary, lawful and properly documented.

Insider trading
Pure Nickel complies with all applicable securities laws and regulations to ensure that material, non-public information ("inside information"), is disclosed using proper authority and in accordance with the law. Only those employees who have a need to know receive inside information before it is released to the public. Pure Nickel insiders do not use inside information for personal profit and do not take advantage of inside information by trading, or providing inside information to others to trade in Pure Nickel securities. Further information is set out in the company’s Insider Trading policy.

Compliance with laws
Pure Nickel complies with all the applicable laws, rules and regulations of the various jurisdictions in which it does business.

Accounting or auditing issues
As part of its compliance with laws, rules and regulations, the company’s policy is to comply with all financial reporting and accounting rules applicable. Any employee, officer or other person who may have concerns or complaints regarding questionable accounting or auditing matters of the company is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the audit committee of the board of directors. Such submissions may be directed to the attention of the Audit Committee, c/o the Corporate Secretary at 95 Wellington Street West, Suite 900, Toronto, Ontario M5J 2N7.

Protecting assets
Pure Nickel employees have a collective responsibility to protect the company’s assets from fraud and theft and ensure records are accurate, timely and complete. Transactions with third parties are to be recorded in writing. Information is a key asset of the company so employees are required to safeguard proprietary and confidential information.

Health and safety
Pure Nickel is committed to providing a safe and healthy working environment and protecting the public interest with standards and programs that meet or exceed industry standards and applicable government codes, standards and regulations in all jurisdictions in which it does business.

Social responsibility
Pure Nickel believes that being a good corporate citizen is an important measure of its success as a company. Pure Nickel gives back to the communities in which we it does business by focusing on activities that make a meaningful difference. In recognition of its increasing international presence, Pure Nickel respects the cultures and customs of the places where it operates without compromising consistent ethical standards.

CODE OF CONDUCT AND ETHICS POLICY

Certification

The undersigned hereby certifies that he/she has received, read, understands, and agrees to comply with, the Pure Nickel Inc. Code of Conduct and Ethics Policy, a copy of which was distributed with this Certification.

Date: __________________________	Signature __________________________ Name: ____________________________ (Please print)